Exhibit 10.8

FORM OF EMPLOYMENT AGREEMENT

Name:	[Name]
Address:	[Address]

(“Employer” or “Company”)

and

Name:	Robert Washington
Address:	The Oasts Biddenden Road,
Smarden, Kent TN278QG,
United Kingdom

(“Executive”)

have today entered into an employment agreement (“Agreement”), on the following terms:

1.                                      EMPLOYMENT AND SCOPE OF WORK

Robert Washington is employed by the Company as Group Chief Operating Officer.

The commencement date of employment is the date of the IPO of Polar Star Realty Trust Inc., which employment will continue until Executive’s employment is terminated in accordance with the notice provisions of Clause 11.

The Executive reports to the Group Chief Executive Officer (the “CEO”).

The Executive shall do all in his power to protect promote develop and extend the business and financial interests and reputation of the Company and any Group Company for which Executive is required to carry out duties and to carry out those duties to the best of his ability. The Executive shall at all times and in all respects comply with the lawful and reasonable directions of the Chief Executive Officer, all applicable laws, regulations, rules, codes of conduct, guidance, policies and procedures in force from time to time applicable to the Company and any Group Company for which the Executive carries out duties and/or as required by any regulatory body in relation to the business of the Company or any relevant Group Company.

The Executive shall comply with any special instructions for his post, and must be prepared to make any adjustments/changes in the work required by the circumstances. The Company may change and/or add to the scope of employment of the Executive (including amending the work tasks) if such changes are considered necessary in the opinion of the Company.

2.                                      DUTIES FOR THIRD PARTIES

The Executive is obligated to place his full working capacity at the disposal of the Employer and any Group Company.

The Executive must not, without the express written consent of the Chief Executive Officer, perform any services or work on behalf of any other business or third parties, or have board or committee positions, honorary posts, positions of trust or otherwise participate in or render services to such businesses or third parties.

Other than specified above, the Executive confirms that no such circumstances exist at the commencement date.

3.                                      PLACE OF WORK AND WORKING HOURS

The principal place of work shall be the Company’s London office at any time. However, the Executive agrees that the nature of the work will entail travelling and relocations for short periods, and he shall comply with instructions given by the Board of the Company for such relocation.

The Executive’s working hours shall be normal business hours and such additional hours as may be required for the proper performance of his duties. The Executive acknowledges that he has unmeasured working time for the purposes of Regulation 20 of the Working Time Regulations 1998.

4.                                      GARDEN LEAVE

The Company may despite any other provision of this Agreement at any time after either party gives notice of termination of the Executive’s employment, direct that the Executive:

i.	performs no duties or reduced duties; and/or
ii.	refrains from contacting any contractors, customers, clients, advertisers, suppliers, agents, professional advisers, brokers or employees of the Company and/or any Group Company; and/or
iii.	does not enter all or any premises of the Company or any Group Company; and/or
iv.	returns to the Company all documents and other materials (including copies) that belong or are entrusted to the Company or any Group Company.

5.                                     SALARY AND BONUS

The Executive’s gross annual salary shall be GBP equivalent of $300,000(1) (which shall accrue from day to day) to be paid in arrears by monthly instalments, subject to statutory deductions, to the Executive’s bank account in accordance with the normal routines of the Employer. In the event of overpayment or any outstanding debt or other sum due from the Executive, the Company shall be entitled to set off any such sums against subsequent payments. The annual salary shall be reviewed once a year at the Employer’s sole and absolute discretion, first time in 2015.

The Employee shall participate in the prevailing bonus scheme, if any.

(1)  Fixed at the Bloomberg exchange rate at the close of business on IPO of Polar Star Realty Trust Inc. is completed.

Any restricted stock, options and other Long-Term Incentive Plan awards is regulated in a separate agreement as determined by the Compensation Committee of Polar Star Realty Trust Inc.

6.                                      BENEFITS, INSURANCE AND PENSION

The Executive shall participate in the at any time prevailing insurance and pension schemes, subject to the terms of the schemes and eligibility requirements of insurers from time to time.  Currently, the Company offers Accident Insurance, Life Insurance (death) and a defined contribution pension scheme.

7.                                      HOLIDAY

The Executive is entitled to 25 days paid holiday in each of the Company’s holiday years in addition to the usual public and bank holidays (pro rata for years in which employment starts and ends). The holiday shall be taken in accordance with the Working Time Regulations 1998 and with due regard to current duties.  Holiday may not be carried forward from one holiday year to the next without the approval of the Company.

8.                                      DATA PROTECTON

The Executive acknowledges and agrees that the Company is permitted to hold, process and transfer personal information (which may include sensitive personal data) about him as part of its personnel and other business records, and may use such information in the course of the Company’s or any Group Company’s business.

The Executive agrees that any of the data referred to above may be transferred outside of the European Economic Area to the Company’s offices or any Group Company’s offices from time to time anywhere in the world.

9.                                      CONFIDENTIALITY AND HANDLING OF DOCUMENTS

The Executive is obligated, both during his period of employment and after termination of his employment, whether terminated lawfully or not, without limitation in time, to observe strict and complete confidentiality in relation to third parties regarding any and all information of a competitive, confidential and/or sensitive nature, as well as others’ personal data or information, relating to the Company or any Group Company, including in relation to its or their organisation, business, finances, transactions, clients, staff or affairs that might have come to the Executive’s attention (either directly or indirectly). The Executive must maintain such strict and complete confidentiality until the information has become publicly or universally known through other means than the Executive’s breach of confidentiality.

The duty of confidentiality implies, inter alia, that the Executive must not exchange confidential information to persons other than managers, directors, executives or advisors of the Company or any Group Company who in their work have an objective and justifiable need for the information, or as ordered by a competent court.

The above-identified provision shall not preclude that the Executive, having left the Company, may make use of general knowledge and experience of a technical or business-related nature acquired by him during his employment.

10.                               INTELLECTUAL PROPERTY RIGHTS

Any intellectual or proprietary right, including but not limited to any and all letters, patent, trademarks, service marks, designs, copyrights, utility models, design rights, applications for registration of any of the foregoing and the right to apply for them in any part of the world, inventions, drawings, computer programs, know-how, and rights of like nature arising or subsisting anywhere in the world in relation to all of the foregoing whether registered or unregistered (“Intellectual Property”), which the Executive solely or in cooperation with others has contributed to obtain, make, develop, invent or provide, or similar, during the course of employment and that may be related to and/or possibly be used in the Company’s operations, shall vest in, be owned by and constitute the property of the Company and to the extent that they do not automatically so vest in part consideration of the monies received by the Executive pursuant to this Agreement the Executive hereby assigns and transfers with full title guarantee such Intellectual Property to the Company.

The Executive shall give any and all necessary and reasonable assistance to the Company to the extent necessary to ensure complete and unlimited ownership for the Company to Intellectual Property rights as described above, and also assist the Company if this is necessary to protect or defend any Intellectual Property right as described above. This applies also after termination of employment and shall be binding upon the Executive’s personal representatives.

11.                               NOTICE, TERMINATION AND SEVERANCE PAY

Both parties are mutually entitled to terminate the employment upon six months’ written notice, such notice to expire at any time,  provided that it is calculated from and including the first day of the month following that in which notice took place.  The Board may in addition require that the Executive resigns with immediate effect, or require this at any other time during the notice period.  In connection with the payment of the any severance amounts, the Executive will be required to enter into non-compete agreements for a period of 12 months.

If the employment is terminated due to reasons as listed below under (i) or (ii), the Executive is entitled to severance pay (“Severance Pay”) in addition to the notice period, which shall correspond to:

a.	Two times the Executive’s annual base salary at the time of termination and two times the average bonus paid for the prior three years.
b.	Accelerated vesting of restricted stock, options and other Long-Term Incentive Plan awards.
c.

During any period in which Severance Pay is payable (the “Severance Pay Period”), the Executive is entitled to insurance coverage and other benefits as listed in this Agreement Clause 6 (subject to the Employer being able to continue to provide those benefits at premiums that are reasonable in the opinion of the Chief Executive Officer. However, the pension accrual will lapse on the effective date of termination of employment. The Employer will deduct such tax and social security contributions on the Severance Pay as it is required to do by law. The Severance Pay will not include any element in respect of holiday entitlement.

The Severance Pay may be paid monthly in accordance with the rules in Clause 5 and the Employer will cease to be required to pay it and the Executive will reimburse the Company in respect of net amounts that have already been paid if the Executive breaches any of the terms of this Agreement which are stated to apply after the termination of his employment.  However the Company may elect at any time to pay the severance, in part or in full, as a lump sum payment. In the event of overpayment this may be rectified in subsequent payments.

Severance Pay is subject to the Executive signing a settlement agreement in a form that is acceptable to the Employer where he agrees that any and all outstanding issues in connection with the employment and its termination have been finally settled, and that he waives any entitlement to bring forward any further claims against the Company or any Group Company.

The Executive is entitled to be offered Severance Pay if, and according to the following terms:

(i)                                     The Executive’s employment is terminated by the Company without good cause (“Good Cause”). Good Cause shall include, inter alia, the Executive being guilty of gross breach of duty or any other material breach of his employment agreement or serious negligence, wilful and/or gross misconduct by the Executive in the connection with the performance of his duties, conviction of, or plea of guilty to an arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed), or the Executive being found guilty of conduct which brings or is likely to bring the Executive or the Company or any Group Company into disrepute, or the Executive being adjudged bankrupt having made any arrangement or composition with his creditors or having an interim order made against him pursuant to Section 252 of the Insolvency Act 1986.

(ii)                                  The Executive gives notice of termination with a good reason (“Good Reason”). Good Reason shall include, inter alia, material diminution of roles and responsibilities, material reduction in base salary, relocation of the Executive’s principal office of more than 30 miles, or any other material breach of the contract by the Company or any other material agreement with the Executive by the Company. Good Reason shall also include on or following a Change of Control, any diminution of roles or responsibilities, any reduction in base salary, any breach by the surviving entity of the contract or any other material agreement with the Executive. Change of Control means if and when any person or company, directly or indirectly acquires Decisive Influence over the Company. Decisive Influence means a person or a company having: (1) a majority of the voting rights in the Company; or (2) a right to elect or remove a majority of the members of the Board of the Company.

12.                               SUSPENSION

The Company may suspend the Executive from the performance of any or all of his duties and direct him not attend at the offices of the Company or any Group Company at any time in connection with any investigation into any alleged misconduct or neglect by the Executive.

During such period the Executive’s salary and other contractual benefits shall continue to be paid or provided.

13.                               COMPANY PROPERTY

The Employer’s property, including but not limited to any intellectual property rights, accounts, records, papers, identification papers, equipment, laptop computer, mobile telephone, keys, access and credit cards, etc., shall be transferred to the Employer upon termination. This applies to all documents and computer data and other electronically stored information, both originals and copies. Objects that the Executive may keep during a Severance Pay Period cf. this Agreement Clause 11, such as mobile phone, shall be transferred upon the end of such period.

14.                               NON-COMPETE AND NON-SOLICITATION

During the first 12 months after the end of the notice period, or in case of Good Cause after the time of resignation (the “Non-compete period”), the Executive shall not be employed by or directly or indirectly offer services to or start up, lead, have an ownership interest in, operate, manage, run or otherwise in any way participate in any business within the United Kingdom, Norway or Sweden that directly or indirectly compete with any business carried on by the Employer or any Group Company at the date of termination of the Executive’s employment and with which the Executive has been concerned to a material extent in the 12 months preceding such termination.

The parties agree that the severance pay, according to Clause 11, is to be considered as sufficient compensation for the Non-compete period.

In the event that the Executive is not entitled to any severance pay, the Non-compete period is 12 months.

For a period of 12 months from the effective date of termination of the Executive’s employment, the Executive shall not directly or indirectly influence anyone who at the effective date of termination of the employment or who during the 24 months preceding termination was a customer and/or supplier of the Company or a Group Company, to limit or terminate their customer/supplier relationship with the Employer or a Group Company and with whom the Executive had personal dealings, contact with, responsibility for or access to confidential information about during the course of employment. The Executive shall not, for the same time period, directly or indirectly (i) influence any employee, officer, independent contractor, consultant or similar of the Company or a Group Company with whom the Executive has had material contact during the course of his employment and who (a) is employed or engaged in the capacity of a senior executive of a Group Company and/or (b) is in the possession of confidential information belonging to the Company and/or (c) is directly managed by or reports to the Executive (each a “Key Person”), to leave the Employer or a Group Company, or (ii) hire or in any way employ, engage and/or make use of the services of any such Key Persons.

The periods during which this Clauses 14  are expressed to operate shall each be reduced by such period as the Executive shall have complied during his notice period with a direction to perform no duties and/or not to enter all or any premises of the Company or any Group Company pursuant to Clause 4.

The covenants contained in this Clauses 14 are intended to be separate and severable and enforceable as such.

If the Executive violates any of the provisions in Clause 15 above, the Employer may seek a court order that the Executive (i) stops this violation immediately; and/or (ii) makes a payment of damages in respect of the breach of Clause 14. Furthermore, any Severance Pay that has not yet been paid at the time the Company claims breach of this Clause may be retained by the Company.

15.                               STATUTORY PARTICULARS

There is no formal company disciplinary or dismissal procedure in relation to the Executive’s employment.  If the Executive is not satisfied with any disciplinary decision taken in relation to him, he may apply in writing within 14 days of that decision to the Board whose decision shall be final.

There are no collective agreements applicable to the Executive.

DEFINITIONS AND INTERPRETATION

“Board” means the board of directors from time to time of the Parent Company, excluding the Executive.

“Group Company” means any undertaking which is a parent undertaking or a subsidiary undertaking of the Company or a subsidiary undertaking of any such parent undertaking and “undertaking”, “parent undertaking”, “subsidiary undertaking” shall have the meanings given by s.1162 Companies Act 2006 or as amended from time to time.

“Parent Company” means Polar Star Realty Trust Inc.

Any reference in this Agreement to a statutory provision shall be deemed to include a reference to any statutory amendment modification or re-enactment of it.

This Agreement contains the entire understanding between the parties and supersedes all (if any) subsisting agreements arrangements and understandings (written or oral) relating to the employment of the Executive which such agreements, arrangements and understandings shall be deemed to have been terminated by mutual consent.

The Employer and each Group Company shall be entitled to enforce any term of this Agreement, subject to and in accordance with the provisions of the Contracts (Rights of Third parties) Act 1999.  Save as set out above, the parties do not intend that any term of this Agreement should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise by any person who is not a party to this Agreement.

16.                               JURISDICTION/CHOICE OF LAW

The employment relationship is regulated by English law, and the present Agreement shall be interpreted, governed, enforced and litigated in accordance with English law.

The English courts shall exclusively settle all disputes that the Parties cannot settle amicably.

17.                               SIGNATURE

This Agreement is executed in two copies, one for each party.

	Employer:		Executive:

Signature:		Signature:
Name:	[Name]	Name:	[Name]
Date:	[Date]	Date:	[Date]